Exhibit 97

Memo

6.1 Extended Claw Back Policy

To: Compensation and HR Committee of the Board

Cc: Lard Friese, Elisabetta Caldera, and Onno van Klinken

From: Tiemen de Vries

Date: November 2, 2023

Introduction

Your approval is requested to add an Extended Claw Back policy to our Global Remuneration Framework following SEC requirements of NYSE issuers to adopt new rules by December 1, 2023. This policy will be an addition to, and not a replacement of, our current claw back rules.

The new SEC claw back rules require issuers to recover excess incentive-based compensation from current and former executive officers, as defined in Rule 10D-1 of the Securities Exchange Act, after an accounting restatement and to disclose any recovered compensation. These claw back rules are largely in line with our current rules but are more specific regarding the scope and conditions.

	SEC claw back rules	Current claw back rules
Scope	• Proposed to define the executive officers in this context as the CEO and CFO, based on external legal advice	• All Aegon employees
Triggers

•  When Aegon is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws

•  Even if there was no misconduct or failure of oversight on the part of an individual executive

•  Failure to meet the appropriate standards of competence and correct behavior.

•  Conduct that has resulted in a significant decline in the company’s position.

•  Compensation that was based on incorrect financial of non-financial results

Claw back	Mandatory, unless recovery is impractical defined as: • Recovery costs exceed recovery, or; • Recovery violates home-country law, or; • Recovery jeopardizes qualified status to retirement plan.	• At the discretion of the Board
Size

•  Excess between allocated variable compensation (cash and shares) and what the award should have been based on the accounting restatement.

•  Only downward adjustment. If the financial results are more positive after the restatement, the claw back is zero.

•  Earlier downward adjustments for the same reason, to be credited (no double adjustment)

• At the discretion of the Board

Memo

Overview of Requirements

1.	Claw Back triggers and trigger dates

The rules require that the Claw Back policy must be triggered when the issuer is “required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws”, even if there was no misconduct or failure of oversight. This means that both “Big R” and “little r” restatements are in scope.

–

A ‘Big R’ restatement is when a company is required to prepare an accounting restatement that corrects an error in previously issued financial statements that is material to the previously issued financial statement.

–

By contrast, a ‘little r’ restatement corrects only immaterial prior-period errors that (despite their immateriality to previously issued financial statements) would result in a material misstatement of an as-yet unreported current period if the historical errors were left uncorrected in the current period or if the error correction were made in the current period.

The Claw Back rules will apply to incentive compensation received during the three-year look back period. This look back period will be triggered upon the date the Board of Directors, one of its committees and/or any of its officers determines, or reasonably should have determined, that a restatement is required. The Claw Back trigger date, therefore, is not the date of the filing of the restatement but is either the date of the issuer’s decision to restate its financial or if no decision to restate was made, the date the issuer should have made a decision.

2.	Types of compensation in scope

The new policy requirements will apply to incentive-based cash and equity compensation granted, earned, or vested which is calculated in whole, or in part, based on the attainment of a financial reporting measure. This includes variable compensation awards paid from a “bonus pool”, the size of which is determined based on a financial reporting measure as well as equity-based awards that are granted or become vested based on a financial reporting measure. The final rules specify that stock price and total shareholder return (TSR) are considered financial reporting measures for this purpose.

3.	Size of claw back

The claw back is equal to the excess between allocated incentive compensation in scope and what the incentive compensation should have been based on the accounting restatement. In case the accounting restatement results would have resulted in high incentive compensation, the claw back will be zero. Earlier downward adjustments to the incentive compensation for the same reason, can be credited from the mandatory claw back under this Extended Claw Back policy.

4.	Recovery exceptions are limited

The rules do not permit discretion on whether to apply the claw back when the policy has been triggered. The only exception to recovery is if one of three limited impracticability conditions is met:

Memo

–	The direct cost of recovery to third parties, including reasonable legal expenses and consulting fees, would exceed the amount of recovery;
–

The recovery would violate home-country law that was effective prior to November 28, 2022, and only if the issuer obtained an opinion of home-country counsel establishing that recovery would result in such violation; or

–	Such recovery would jeopardize the qualified status of a tax-qualified retirement plan.

There is no exception for de minimis amounts.

The rules also prohibit the issuer from insuring or indemnifying any current or former executive officer against the loss of erroneously awarded compensation.

5.	Disclosure requirements

Beginning with 2023 year-end filing, issuers must:

–	Include the relevant policy as an exhibit to the annual report
–

Indicate by check boxes on the annual report whether the financial statements included in the filings reflect correction of an error to previously issued financial statements, and if any of those error corrections required a recovery analysis

–	Disclose any actions that have been taken to recover compensation under the policy

Impact and Relationship to Aegon’s existing Claw Back policy

Aegon already has a comprehensive Claw Back policy that applies to variable compensation awards of all employees. The existing policy is executed only upon incident, such as individual gross misconduct or conduct that has resulted in a significant deterioration of the position of the undertaking. The company also maintains discretionary authority not to enforce a recovery under the policy. It is recommended that this policy remains as is, and a separate Extended Claw Back policy is established for those in scope of the new requirements.

Maintaining a separate policy will ensure the new rules are not unintentionally applied to those who are not required to be in scope, as the definition of executive officer under the SEC rules differs from other defined executive groups at Aegon. While restatements are uncommon (the SEC indicates 4.8% of companies filed a restatement in 2020), the inclusions of ‘little R’ restatements does increase the potential exposure to a claw back for impacted executives.

Compliance Requirements

As a NYSE-listed company, Aegon is required to adopt a compliant policy by December 1, 2023. While unlikely, companies may be subject to potential delisting if they do not adopt a policy by the deadline. Additionally, no later than December 31, 2023, NYSE-listed companies are also required to confirm via Listing Manager their compliance with the SEC claw back rules.

Proposal and Implementation

Following consultation with external legal counsel, it is proposed that Aegon implement an Extended Claw Back policy limited to current and former executive officers as defined in Rule 10D-1 of the Securities Exchange Act. Currently, only the CEO and CFO roles are identified as in scope of the proposed policy. The proposed policy is listed as Exhibit A, “Extended

Memo

Claw Back Policy”, and is to be administered by the Compensation and Human Resource Committee.

Following policy approval, in-scope executives will be asked to sign a policy acknowledgement as part of the policy implementation (Exhibit B). In subsequent years, reminders of the claw back rules will be placed into the annual compensation letter of each executive.

Variable Compensation plans will also be updated to incorporate the Extended Claw Back policy. The 2023 Variable Compensation Rules for Material Risk Takers will be updated with an addendum and the relevant variable compensation plans will incorporate new claw back language beginning in 2024.

Request

The Board of Directors is asked for its approval of the Extended Claw Back Policy.

Memo

Exhibit A – Extended Claw Back Policy

2023 AEGON GLOBAL REMUNERATION FRAMEWORK

ANNEX 7 – EXTENDED CLAW BACK FOR EXECUTIVE OFFICERS

Definitions

Applicable Executive Claw Back Rules: means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed.

Board: means the Board of Directors of the Company.

Committee: means the committee of the Board responsible for executive compensation decisions comprised solely of independent directors (as determined under the Applicable Executive Claw Back Rules), or in the absence of such a committee, a majority of the independent directors serving on the Board.

Company: means Aegon Ltd.

Erroneously Awarded Compensation: means the amount of Incentive-Based Compensation received by a current or former Executive that exceeds the amount of Incentive-Based Compensation that would have been received by such person based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Executive Claw Back Rules.

Exchange Act: means the Securities Exchange Act of 1934, as amended.

Executive: means each person who serves as an executive officer of the Company, as defined in Rule 10D-1(d) under the Exchange Act.

Financial Reporting Measure: means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non-GAAP/IFRS financial measures, as well as stock or share price and total equityholder return.

GAAP: means United States generally accepted accounting principles.

IFRS: means international financial reporting standards as adopted by the International Accounting Standards Board.

Impracticable: means (a) the direct expense paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the company has (i) made reasonable attempt(s) to recover the Erroneously Awarded Compensation, (ii) documented such reasonable attempt(s) and (iii) provided such documentation to the relevant listing exchange or association, (b) the recovery would violate the company’s home country laws adopted prior to November 28, 2022 pursuant to an opinion of home country counsel; provided that the company has (i) obtained an opinion of home country counsel,

Memo

acceptable to the relevant listing exchange or association, that recovery would result in such a violation and (ii) provided such opinion to the relevant listing exchange or association, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

Incentive-Based Compensation: means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after beginning service as an Executive; (b) who served as an Executive at any time during the performance period for that compensation; (c) while the Company has a class of its securities listed on a United States national securities exchange or association; and (d) during the applicable Three-Year Period.

Other Recovery Arrangements: means any Claw Back, recoupment, forfeiture or similar policies or provisions of the Company, including any such policies or provisions contained in any employment agreement, variable compensation plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law.

Restatement: means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Three-Year Period: means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

Extended Executive Claw Back Policy

In accordance with the Applicable Executive Claw Back Rules, additional Claw Back rules set forth in this Annex 7 shall apply to Incentive-Based Compensation received on or after October 2, 2023. For purposes of this Annex 7, the date on which Incentive-Based Compensation is received shall be the fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.

Memo

In the event the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery from the relevant current or former Executive would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable person engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company.

The Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Annex 7, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations hereunder.

Unless otherwise prohibited by the Applicable Executive Claw Back Rules, to the extent the rules set forth in this Annex 7 provide for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Annex 7 from such person.

Memo

Exhibit B – Policy Acknowledgement

ACKNOWLEDGMENT AND CONSENT TO EXTENDED CLAW BACK POLICY

The undersigned has received a copy of the Extended Claw Back Policy (the “Policy”) adopted by Aegon Ltd. (the “Company”), as related to Erroneously Awarded Compensation and has read and understands the Policy. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Policy.

As a condition of receiving Incentive-Based Compensation from the Company, the undersigned agrees that any Incentive-Based Compensation received on or after October 2, 2023 is subject to recovery pursuant to the terms of the Policy. To the extent the Company’s recovery right conflicts with any other contractual rights the undersigned may have with the Company, the undersigned understands that the terms of the Policy shall supersede any such contractual rights. The terms of the Policy shall apply in addition to any right of recoupment against the undersigned under applicable law and regulations.

Date	Signature

Name

Title